CORNING NATURAL GAS HOLDING CORPORATION

INSTRUCTIONS AS TO THE USE OF SUBSCRIPTION RIGHTS CARDS

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK

OR BROKER AS TO ANY QUESTIONS

NOTICE: Initial Expiration Date __________, 2016, 5:00 p.m. New York City time.

Rights not properly exercised by the Expiration Date will expire.

The following instructions relate to a rights offering (the “Rights Offering”) by Corning Natural Gas Holding Corporation, a New York corporation (the “Holding Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Holding Company’s Prospectus, dated __ ___, 2016 (the “Prospectus”). Record holders of Common Stock at the close of business on ________ , 2016 (the “Record Date”), are receiving non-transferable subscription rights (the “Rights”) to subscribe for a collectively, the “Basic Subscription Privilege”): (i) one-eighth share of our 6% Series A Cumulative Preferred Stock, par value $0.01 per share (“Series A Cumulative Stock”), for $25.00 per share (the “Series A Subscription Price”), or (ii) one-sixth share of our 4.8% Series B Convertible Preferred Stock, par value $0.01 per share(“Series B Convertible Stock”; and, together with the Series A Cumulative Stock, the “Preferred Stock”), for $20.75 per share (the “Series B Subscription Price”; and, together with the Series A Subscription Price, the “Subscription Price”). Each subscription right must be exercised, if at all, prior to ________, 2016.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on ________, 2016, unless extended in the sole discretion of the Holding Company (as it may be extended, the “Expiration Date”). If the Holding Company extends the time for exercising the Rights, it will not extend such time more than 30 days past the original expiration date. After the Expiration Date, unexercised Rights will be null and void. The Holding Company will not be obligated to honor any purported exercise of Rights received by Computershare Trust Company, N.A. (the “Subscription Agent”), after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Holding Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by non-transferable Rights cards (the “Subscription Rights Cards”).

In addition, each holder of Rights who exercises their Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of the applicable Subscription Price that are not purchased pursuant to the exercise of Rights by other holders of Rights under the Basic Subscription Privilege (the “Excess Shares”), subject to availability and pro ration as described below. Each holder of Rights may only exercise their Over-Subscription Privilege if they exercised their Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privilege in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Privilege, the Holding Company will allocate the remaining Excess Shares pro rata among those holders of Rights who exercised their Over-Subscription Privileges. “Pro rata” means in proportion to the number of Shares that each holder of Rights has purchased by exercising their Over-Subscription Privilege. The Subscription Agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering. See “The Rights Offering — Subscription Privileges” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Card. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Card and returning the card to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

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Questions may be addressed to:

Corning Natural Gas

330 West William St.

Corning, New York 14830

Attn: Stanley G. Sleve

Telephone: (607) 936-3755

E-mail: jsleve@corninggas.com

Your Subscription Rights Card, and subscription price payment, including final clearance of any checks, must be received by the Subscription Agent, on or before 5:00 p.m., New York City time, on the Expiration Date. Once a holder of Rights has exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked. Rights not exercised prior to the Expiration Date of the Rights Offering will expire without value.

1. Method of Subscription — Exercise of Rights.

To exercise your Rights, complete the Subscription Rights Card and send the properly completed and executed Subscription Rights Card evidencing your Rights, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Shares being subscribed for (a) by certified personal check (not bank cashier’s check) drawn upon a U.S. bank and payable to Computershare Trust Company, N.A, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at:

Bank:	Bank of America
ABA:	026009593
DDA:	4427699265
DDA Name:	COMUPERSHARE INC. aaf Corp Actions Funding

(such account, the “Subscription Account”). You signature must be guaranteed by an institution participating in a Medallion signature guarantee program if the Preferred Stock is to be issued to anyone other than you as record holder. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any check, or (ii) receipt of collected funds in the Subscription Account designated above.

Wire transfers: Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Subscribers who elect to submit payment by wire transfer must notify the Subscription Agent prior to initiating the wire transfer via facsimile at (617) 360-6810.

Checks: If paying by certified personal check, please reference your Subscription Rights Card number on your check. If paying by certified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of certified or cashier’s check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of wire transfer of funds.

The Subscription Rights Card and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By First Class Mail:

Computershare Trust Company, N.A.

Corporate Actions Voluntary Offer

P.O. Box 43011, Providence, RI 02940-3011

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By Express Mail or

Overnight Delivery:

Computershare Trust Company, N.A.

Corporate Actions Voluntary Offer

250 Royall Street, Suite V, Canton, MA 02021

Delivery to any address or by a method other than those set forth above does not constitute valid delivery. If you have any questions or require additional copies of relevant documents please contact the Subscription Agent.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Card on your behalf.

Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription

Agent and the Holding Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege.

If you exercise less than all of the Rights evidenced by your Subscription Rights Card by so indicating in your Subscription Rights Card, the Subscription Agent, if you so request, will either issue to you a new Subscription Rights Card evidencing the unexercised Rights. A new Subscription Rights Card will be issued to you according to your instructions upon the partial exercise of Rights only if the Subscription Agent receives a properly endorsed Subscription Rights Card no later than 5:00 p.m., New York City time, on __________, 2016, the third business day prior to the initial Expiration Date. After such date no new Subscription Rights Cards will be issued. Accordingly, after such date if you exercise less than all of your Rights, you will lose the power to exercise your remaining Rights. All deliveries of newly issued Subscription Rights Cards will be at your own risk.

If you do not indicate the number of Subscription Rights being exercised, if you do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, or if your aggregate Subscription Price payment is greater than the amount you owe for your subscription, the Subscription Agent will attempt to contact you to correct the discrepancy. However, if the Subscription Agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your Basic Subscription Privilege. Neither the Subscription Agent nor the Holding Company will be liable for failure to contact you.

2. Issuance of Shares of Rights and Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Card unless you provide instructions to the contrary on the reverse side of your Subscription Rights Card under the heading “Delivery to a Different Address.”

a. Basic Subscription Privilege. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder cards representing shares of Preferred Stock purchased pursuant to the Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges — Basic Subscription Privilege” in the Prospectus.

b. Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege cards representing the number of shares of Preferred Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering — Subscription Privileges — Over-Subscription Privilege” in the Prospectus.

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c. Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege.

3. Execution.

a. Execution by Registered Holder. The signature on the Subscription Rights Card must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Card without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Card in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b. Execution by Person Other than Registered Holder. If the Subscription Rights Card is executed by a person other than the holder named on the face of the Subscription Rights Card, proper evidence of authority of the person executing the Subscription Rights Card must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c. Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special issuance or payment instructions.

4. Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Cards and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that you send your cards and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. You are strongly urged to pay, or arrange for payment, by means of a wire transfer of funds.

5. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.